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                                                                Exhibit 10.5.32

                      CABLE TELEVISION FRANCHISE AGREEMENT
                     BETWEEN CITY OF ALEXANDRIA, VIRGINIA,
                    AND JONES INTERCABLE OF ALEXANDRIA, INC.

                                                  June 18, 1994
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                               TABLE OF CONTENTS

1.    Definitions............................................      2
      (a)  Alexandria Community Channel......................      2
      (b)  Cable Act.........................................      2
      (c)  Cable Ordinance...................................      2
      (d)  Cable Service.....................................      3
      (e)  Cable System......................................      3
      (f)  FCC...............................................      3
      (g)  Franchise Agreement...............................      4
      (h)  Franchisee........................................      4
      (i)  Gross Revenues....................................      4
      (j)  Local Origination Programming.....................      5
      (k)  Prior Franchise Agreement.........................      6
      (1)  Public Rights-of-Way..............................      6
      (m)  Subscribers.......................................      6

2.    Grant of Authority; Limits and Reservations............      6
      (a)  Grant of Authority................................      6
      (b)  Franchise Area....................................      7
      (c)  Term..............................................      7
      (d)  Grant Not Exclusive...............................      7
      (e)  Franchise Agreement Subject to Other Laws ........
      (f)  Franchise Agreement Subject to Exercise of Police
           Powers............................................      9
      (g)  Approval and Effective Date.......................      9
      (h)  Effect of Acceptance..............................      9
      (i)  Claims Related to Prior Franchise Agreement.......     10
      (j)  Franchisee Bears Its Own Costs....................     10
      (k)  No Waiver.........................................     10
      (1)  No Recourse.......................................     11
      (m)  Amendment of Franchise Agreement..................     11
      (n)  Periodic Review...................................     12

3.    Regulation and Oversight...............................     13
      (a)  Severability......................................     13
      (b)  Preemption........................................     14

4.    Provision of Video Service.............................     15

5.    System Facilities, Equipment and Services..............     16
      (a)  System Upgrade....................................     16
      (b)  Institutional Network.............................     17
      (c)  System Upgrade and Institutional Network Schedule.     21
      (d)  Full Cable Service to Certain Facilities..........     22
      (e)  Technical Standards and Proof of Performance Tests     23
      (f)  Provision of Broad categories of Programming......     24
      (g)  Service to Multiple Dwelling Units................     25
      (h)  Programming Information...........................     25
      (i)  Leased Access Channels............................     26





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
6.    Community, Educational and Governmental Use of System       26
      (a)  Access Channels.................................       26
      (b)  Local Origination Programming...................       28
      (c)  Capital Grants for Access Equipment and
           Facilities......................................       30
      (d)  Equipment Repairs and Replacement...............       32
      (e)  Access and Program Support......................       33
      (f)  Return Feed From Facilities.....................       33
      (g)  Management of Channels..........................       34
      (h)  Governmental Programming Services...............       34
      (i)  Educational Programming.........................       35

7.    Franchise Fee........................................       35

8.    Liquidated Damages...................................       36

9.    Miscellaneous Provisions
      (a)  Governing Law...................................       38
      (b)  Notices.........................................       38
      (c)  Time of Essence; Maintenance of Records of .....       38
           Essence.........................................
      (d)  Captions........................................       38
      (e)  Other Telecommunications Services...............       39
      (f)  Consultants' Fees and Costs.....................       39
      (g)  Proprietary Records.............................       39
      (h)  Transfer of Franchise...........................       40





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                      CABLE TELEVISION FRANCHISE AGREEMENT
                   BETWEEN THE CITY OF ALEXANDRIA, VIRGINIA,
                    AND JONES INTERCABLE OF ALEXANDRIA, INC.

         WHEREAS, Jones Intercable of Alexandria, Inc. ("Jones"), a Colorado corporation, has asked the City of Alexandria ("City"), a municipal corporation of Virginia, to renew the nonexclusive franchise ("Prior Franchise") which Jones holds to provide cable television service to the City; and

         WHEREAS, the City has reviewed Jones' performance under the Prior Franchise, has identified the future cable-related needs and interests of the Alexandria community, has considered the financial, technical and legal qualifications of Jones, and has determined whether Jones' plans for constructing, operating and maintaining its cable television system are adequate; and

         WHEREAS, the City has relied on Jones' representations and has considered all information that Jones has presented to it; and

         WHEREAS, based on Jones' representations and information, and in response to its request for renewal, the City Council of Alexandria has determined that, subject to the terms and conditions set forth herein, the grant of a new non-exclusive franchise to Jones, to supersede the Prior Franchise, is consistent with the public interest, and has granted a new franchise; and

         WHEREAS, the City and Jones have reached agreement on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration for the City's grant of a new franchise to Jones, Jones' promise to provide cable video
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programming services to residents of the City pursuant to and consistent with the terms and conditions set forth herein, the promises and undertakings herein, and other good and valuable consideration, the receipt and the adequacy of which is hereby acknowledged,

                 THE SIGNATORIES DO HEREBY AGREE AS FOLLOWS:

1.       DEFINITIONS.

         The capitalized terms used in this Franchise Agreement and not defined in this section 1 shall have the meanings set forth in Article B of Chapter 3, Title 9 of The Code of the City of Alexandria, Virginia, 1981, as amended, known as the Alexandria Cable Communications Code (the "Cable Ordinance" or "Ordinance"). In this Agreement, the following definitions shall apply:

         (a) Alexandria Community Channel: Video channel controlled by the Franchisee, which shall carry Local Origination Programming, including programming produced by the general public (subject to Franchisee's editorial discretion), together with any other programming Franchisee may elect to provide.

         (b) Cable Act: Title VI of the Communications Act of 1934, as amended, 47 U.S.C. Section 151 et seq., and all other provisions of the Cable Communications Policy Act of 1984, Pub. L. No. 98-549, and the Cable Television Protection and Competition Act of 1992, Pub. L. No. 102-385, as such statutes may be amended from time to time.

         (c) Cable Ordinance: Chapter 3 of Title 9 of The Code of the City of Alexandria, 1981, as amended, and as it may be amended from time to time.





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         (d)     Cable Service: (i) The one-way transmission on a Cable System of video programming or other programming services to Subscribers, and any Subscriber interaction that is required for the selection of such video programming or other programming services ("Video Service"), and (ii) the provision on a Cable System of any other lawful communications services ("Other Service").

         (e) Cable System: A facility consisting of a set of closed transmission paths and associated signal generation, reception and control equipment that is designed and is used to provide Cable Service, which includes Video Service, to multiple customers within the City, but the term Cable System does not include any of the following: (1) any facility that serves only to retransmit the television signals of one or more television broadcast stations;
(2) any facility that serves only customers in one or more multiple unit dwellings under common ownership, control or management, unless such facility uses any Public Right-of-Way, including streets or easements; (3) any facility of a common carrier which is subject, in whole or in part, to the provisions of Title II of the Cable Act, provided that such facility shall be considered a Cable System if it is used in the transmission of video programming directly to Subscribers, whether on a common carrier or non-common carrier basis; or (4) any facility of any electric utility used solely for operating its electric utility systems.

         (f) FCC: The Federal Communications Commission, its designee or any successor governmental entity.





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         (g)     Franchise Agreement or Agreement: This contract and any
amendments, exhibits or appendices hereto.

         (h) Franchisee: Jones Intercable of Alexandria, Inc., a Colorado corporation, and its lawful and permitted successors, assigns and transferees.

         (i) Gross Revenues: Any and all cash, credits, property and other consideration of any kind or nature received directly or indirectly by the Franchisee or any other entity that is a cable operator of the Franchisee's Cable System, which is attributable to, arises from or is in any way derived from the operation of the Franchisee's Cable System, including the studios and other facilities associated therewith, and whether in conjunction with the provision of Video Service or Other Service. Gross Revenues include, by way of illustration and not limitation, monthly fees charged Subscribers for any basic, optional, premium, per-channel or per-program service; installation, disconnection, reconnection and change-in-service fees; leased channel fees; late fees and administrative fees; fees, payments or other consideration received from programmers for carriage of programming on the Cable System; launch support received from programmers for carriage of programming on the Cable System; revenues from the rentals and Sales of converters or other equipment; fees for the rental of studios and production equipment and the use of Franchisee personnel; advertising revenues; revenues from program guides; revenues from the Sale or carriage of non-cable services, including information services and bypass services; and revenues from home shopping and bank-at-





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home channels.  Gross Revenues shall be the basis for computing the Franchise
Fee under this Agreement. Gross Revenues shall not include barter, launch support received from a programmer in conjunction with a cooperative marketing effort between the programmer and the Franchisee in the Washington, D.C., metropolitan area, the Franchise Fee imposed by this Franchise Agreement, or any taxes on services furnished by the Franchisee which are imposed directly on any Subscriber or User by the state, City or other governmental unit and which are collected by the Franchisee on behalf of said governmental unit. Gross Revenues shall also include any consideration received directly or indirectly by any Affiliate of the Franchisee or by any Person in which the Franchisee has a financial interest which is attributable to, arises from or is in any way derived from the operation of the Franchisee's Cable System, except to the extent it constitutes reasonable consideration paid to such Affiliate or Person by the Franchisee for actual goods or services that the Franchisee has received from the Affiliate or Person.

         (j) Local Origination Programming: Programming (i) produced by the Franchisee, intended for use in the City, and of specific local interest to residents of the City, (ii) produced by Franchisee but not both intended for use in the City and of specific local interest to residents of the City, (iii) produced in the City by members of the public, which programming is subject to the Franchisee's editorial control, or (iv) produced by the parents or affiliates of the Franchisee or the affiliates of any parent of the Franchisee; provided, that the term Local





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Origination Programming shall not include either character generated programming (except to the extent such programming fulfills the local Origination Programming requirement regarding election returns under Section 6(b)(3) of this Agreement) or any of the programming required under Section 6(h) of this Agreement.

         (k) Prior Franchise Agreement: Nonexclusive Franchise Contract dated July 26, 1979, as amended, assigned to Franchisee by Resolution No. 1622.

         (1) Public Rights-of-Way: The surface, the air space above the surface, and the area below the surface of any public street, highway, lane, path, alley, sidewalk, boulevard, drive, bridge, tunnel, park, parkway, waterway, easement or similar property in which the City holds any property interest and which, consistent with the purposes for which it was acquired or dedicated, may be used for the installation and maintenance of a Cable System. No reference in this Franchise Agreement to a "Public Right-of-Way" shall be deemed to be a representation or guarantee by the City that its interests or other rights in such property are sufficient to permit its use for the installation and maintenance of a Cable System, and the Franchisee shall be deemed to gain only those rights which the City has the undisputed right and power to give.

         (m) Subscribers: Any Person who legally receives any service delivered over the Franchisee's Cable System.

2.       GRANT OF AUTHORITY; LIMITS AND RESERVATIONS.

         (a) Grant of Authority: Subject to the terms and conditions of this Agreement, the Franchisee has been granted by





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the City Council of Alexandria a franchise to construct, operate, maintain, repair and replace in, upon, along, across, above and over the Public Rights-of-Way in the City a Cable System for the purpose of providing Cable Service ("Franchise"), and this Agreement confirms the grant of the Franchise. No privilege or power of eminent domain has been bestowed by this grant; nor is such privilege or power bestowed by this Agreement. This Agreement does not confer any rights other than as expressly provided herein or as mandated by federal, state or local law.

         (b) Franchise Area: The Franchise is issued for the entire present territorial limits of the City of Alexandria and any area annexed thereto during the term of the Franchise.

         (c) Term: The Franchise and this Franchise Agreement shall expire on June 17, 2009, unless the Franchise is earlier revoked or its term shortened as provided herein or in any applicable provision of the Cable Ordinance.

         (d) Grant Not Exclusive: The Franchise and the right it grants to use and occupy the Public Rights-of-Way shall not be exclusive and do not, explicitly or implicitly, preclude the issuance of other franchises to operate Cable Systems within the City, affect the City's right to authorize use of Public Rights-of-Way by other persons to operate Cable Systems or for other purposes as it determines appropriate, or affect the City's right to itself construct, operate or maintain a Cable System, with or without a franchise. However, the City agrees that it shall not authorize another franchisee of a Cable System to utilize the Public Rights-of-Way on terms and conditions which are more





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favorable or less burdensome than those applied to Franchisee, with respect to the following specific matters: (1) the term of any such other franchise shall be no more than the term of this Franchise; (2) the franchise fee assessed on any such other franchisee shall be no less, as a percent of the portion of the franchisee's Gross Revenues that are attributable to its provision of Video Service, than the fee for this Franchise; (3) the channels and support for local origination and access channels provided by any such other franchisee shall be no less than the channels and support provided by the Franchisee; (4) the payments and other benefits received by the City from any such other franchisee, pursuant to requirements imposed by the franchise or a franchise agreement between the City and the franchisee, exclusive of any franchise fee, shall be comparable to the payments and other benefits provided the City under this Agreement, and such comparability shall be deemed to exist (i) if the payments and other benefits received from such other franchisee are of a value that is equal to $3,500,000, such value to be calculated in present value terms as of the effective date of the other franchise, and, in addition, (ii) such other franchisee is required to pay the City, regardless of the form, timing or manner of the payment, at least two (2) percent of the portion of its Gross Revenues that are attributable to its provision of Video Service for each year of the franchise. In the event the terms and conditions in another franchise are, with respect to any of the specific matters identified above, more favorable or less burdensome than the terms and conditions





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applicable to Franchisee under this Agreement, the City shall adjust the terms and conditions in such other franchise or in this Agreement so that such terms and conditions applicable to the other franchisee are not more favorable or less burdensome than those that are applicable to Franchisee.

         (e) Franchise Agreement Subject to Other Laws: This Franchise Agreement is subject to and shall be governed by all terms, conditions and provisions of the Cable Act and any other applicable provision of federal, state, and local law.

         (f) Franchise Agreement Subject to Exercise of Police Powers: All rights and privileges granted herein are subject to the police powers of the City.

         (g) Approval and Effective Date: This Franchise Agreement shall become effective upon its approval by the City Council, and its effective date shall be the date of such Council approval.

         (h) Effect of Acceptance: By accepting the Franchise and executing this Franchise Agreement, the Franchisee (1) acknowledges and accepts the City's legal right to grant the Franchise pursuant to the Cable Ordinance and to enter into this Franchise Agreement, (2) agrees that it will not oppose intervention by the City in any proceeding affecting the Franchisee's Cable System, (3) accepts and agrees to comply with each provision of this Agreement, and (4) agrees that the Franchise was granted pursuant to processes and procedures consistent with applicable law, and that it will not raise any claim to the contrary.





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         (i)     Claims Related to Prior Franchise Agreement:

                  (1) In addition to satisfying all the provisions of this Franchise Agreement, the Franchisee shall remain liable for payments of all franchise fees and other amounts owed under the Prior Franchise Agreement up to the effective date of this Franchise Agreement. The grant of the Franchise shall have no effect on the Franchisee's duty under the Prior Franchise Agreement or any ordinance in effect prior to the effective date of the Cable Ordinance to indemnify or insure the City against acts and omissions occurring during the period that the Prior Franchise Agreement was in effect.

                 (2) Except as required to carry out the intent of the previous paragraph, as of the effective date of this Franchise Agreement, the Prior Franchise Agreement is superseded and is of no further force and effect, and the City and the Franchisee mutually release each other from any claims each had, has or may have against the other under the Prior Franchise Agreement.

         (j) Franchisee Bears Its Own Costs: Unless otherwise expressly provided in this Franchise Agreement, all acts that the Franchisee is required to perform under the Franchise, this Agreement or applicable law shall be performed at the Franchisee's own cost and expense.

         (k)     No Waiver:

                 (1) The failure of either party on one or more occasions to exercise a right or to require compliance or performance under this Franchise Agreement, the Cable Ordinance or any other applicable law shall not be deemed to constitute a





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waiver of such right or a waiver of compliance or performance by such party, unless such right or such compliance or performance has been specifically waived in writing.

                  (2) Waiver of a breach of this Agreement shall not be a waiver of any other breach, whether similar to or different from that waived. Neither the granting of the Franchise, nor any provision herein, nor any action by the City hereunder shall constitute a waiver of or a bar to the exercise of any governmental right or power of the City, including without limitation the right of eminent domain.

         (l) No Recourse: The Franchisee shall have no recourse against the City or its officials, boards, commissions, agents or employees for any loss, cost, expense, claim, liability or damage arising out of any action or decision undertaken or not undertaken by Franchisee pursuant to the Franchise, this Franchise Agreement or the Cable Ordinance.

         (m) Amendment of Franchise Agreement: The City shall liberally amend this Franchise Agreement upon the application of the Franchisee whenever necessary to enable the Franchisee to take advantage of developments in the field of telecommunications which, in the City's opinion, will afford the Franchisee an opportunity to serve its Subscribers more efficiently, effectively and economically. Such amendments shall be subject to such conditions as the City determines are appropriate to protect the public interest.





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


         (n)  Periodic Review:

                 (1) Subject to the provisions of this subsection 2(n), the City may amend this Franchise Agreement in a manner that will have the effect of requiring the Franchisee to upgrade or rebuild the Cable System ("Upgrade Option").

                 (2) The City may not initiate any Upgrade Option at a time when the Franchisee is subject to effective competition, as defined in 47 U.S.C. Section 543(1)(1).

                 (3) In order to initiate the Upgrade Option, the City shall first commence a review of the Cable System, which review may not commence prior to the ninth (9th) or after the twelfth (12th) anniversary of the effective date of this Agreement. Such review shall be conducted to enable the
City to determine the following:   (i) whether the Cable System should be
upgraded or rebuilt; (ii) whether the Cable System's technical standards should be revised or improved; (iii) whether additional channels, equipment, facilities or support are required for community, educational and governmental use of the Cable System; and (iv) in general, whether any other changes in Franchise requirements should be made. Each determination under this paragraph shall be based upon the reasonable cable-related needs and interests of the Alexandria community, considering the costs to the Franchisee of meeting those needs and interests.

                 (4) If, after conducting such review, the City decides that the exercise of the Upgrade Option may be warranted, it shall hold at least two
(2) public hearings to enable the





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Franchisee and the public to comment on the Upgrade Option and the issues it presents.

                 (5) If, following such hearings, the City determines that the exercise of the Upgrade Option is warranted under the standard set out in paragraph (2) and thus that material changes in the Franchisee's obligations under the Franchise are also warranted, and if the Franchisee is willing to comply with such changes, the parties shall amend this Franchise Agreement
accordingly.   If, however, the Franchisee is not willing to comply with such changes, the Franchisee, as its sole remedy, may, within sixty (60) days after the City's determination, provide notice to the City, pursuant to Section 626 of the Cable Act, that it wishes to commence proceedings to renew the
Franchise.   If, at the time of such notice, more than thirty-six (36) months remain in the term of the Franchise, notice shall be deemed, by mutual agreement, to shorten the term of the Franchise and this Agreement so that the Franchise and this Agreement shall terminate thirty-six (36) months from the date of the notice.

                 (6) Notwithstanding any provisions of this subsection 2(n) to the contrary, the City and the Franchisee may at any time amend this Agreement by mutual consent.

3.   REGULATION AND OVERSIGHT.

         (a)  Severability:   In the event that a court or agency of competent
jurisdiction declares that any nonmaterial provision of this Franchise Agreement is unenforceable according to its terms or is otherwise void, said provision shall be considered a separate, distinct and independent part of this Agreement, and





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such declaration shall not affect the validity and enforceability of all other provisions of this Agreement. In the event that a court or agency of competent jurisdiction declares that any material provision of this Agreement is unenforceable according to its terms or is otherwise void, or in the event a material provision is preempted by federal or state laws, rules or regulations, the parties shall negotiate an amendment to this Agreement which places the City, the Franchisee, Subscribers and other users of the Cable System substantially in the same position as if such provision had not been declared unenforceable, voided or preempted. By way of illustration and not limitation,
the following provisions shall be considered material:   Sections 2(a)  (Grant
of Authority), 2(c) (Term), 2(f) (Franchise Subject to Exercise of Police Powers), 2(n) (Periodic Review), 5(a) (System Upgrade), 5(b) (Institutional Network), 5(d) (Full Cable Service to Certain Facilities), 6 (Community, Educational and Governmental Use), and 7 (Franchise Fee).

         (b)   Preemption:   In the event that federal or state laws, rules or
regulations preempt a provision or limit the enforceability of a provision of this Agreement, then the provision shall be read to be preempted to the extent and for the time, but only to the extent and for the time, required by law. In the event such federal or state law, rule or regulation is subsequently repealed, rescinded, amended or otherwise changed so that the provision hereof that had been preempted is no longer preempted, such provision shall thereupon return to full force and effect, and shall thereafter be binding on the parties





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
hereto, without the requirement of further action on the part of the City, and any amendments to this Agreement negotiated pursuant to subsection (a) as a result of such provision initially being preempted shall no longer be of any force or effect.

4.     PROVISION OF VIDEO SERVICE.

       The Franchisee shall provide Video Service to any occupant of a residential or commercial structure who requests such service, including any multiple dwelling unit building (except that Franchisee shall not be required to provide service to any structure to which it cannot obtain access), subject to the cost-sharing provisions of this section. The Franchisee shall bear all the costs of providing Video Service to all new residential structures, new structures being those on which construction was commenced after the effective date of this Agreement. As to existing residential structures and as to existing and new commercial structures, the Franchisee shall bear all the costs of providing such service to the structure so long as the space occupied by the person requesting the service can be served with an aerial cable extension of 1,000 feet or less or, in cases where undergrounding is required, with an underground cable extension to the face of said structure of 150 feet or less. If an aerial cable extension of more than 1,000 feet is required to serve such space, the costs of the cable extension in excess of 1,000 feet shall be shared by the person requesting the service and the Franchisee in accordance with the following formula and,





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if said person refuses to share the costs, the Franchisee shall not be obligated to provide the requested service:

                                           C = N/30

                          C = the proportion of the costs to be borne by the Franchisee

                          N = the number of residential dwelling units in structures passed by the entire cable extension that could be served from the extension with a standard aerial drop of no more than 150 feet

If an underground cable of more than 150 feet is required to serve the space of the person requesting Video Service, the costs of the portion of the cable extension in excess of 150 feet shall be borne entirely by the person requesting the service and, if the person refuses to bear such costs, the Franchisee shall not be obligated to provide the requested service.

5.    SYSTEM FACILITIES, EQUIPMENT AND SERVICES.

      (a) System Upgrade: The Franchisee's Cable System shall be upgraded within three years of the effective date of this Agreement; provided, that the City may extend this deadline for up to one year as to those portions of the System upgrade which, despite its diligent efforts, Franchisee has been unable to complete. The Franchisee's upgrade shall, at a minimum, ensure that, at all times following its completion, the System meets or exceeds the following requirements:

      (1) The System shall have a capacity of at least 750 MHz, and at least 110 6-MHz equivalent channels, downstream to all Subscribers.

      (2) The System shall utilize a fiber-optic wire trunk and distribution design ("fiber-to-the-neighborhood"). In





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general, no more than two hundred (200) residences, businesses and other structures (counting as only one structure a single building that is a multiple dwelling unit structure) shall be served by any single fiber node. However, the Franchisee shall be permitted to serve up to 250 such residences, businesses and other structures where necessary.

              (3) The System shall allow all unscrambled channels, to the extent transmitted on frequencies which a Subscriber's television set is technically capable of receiving, to be viewable on such a set without the aid of a converter, and shall minimize interference with consumer electronic equipment.

              (4) The System shall comply with regulations of the FCC regarding the compatibility between cable service and consumer receiving, recording and related equipment.

         (b)  Institutional Network:

              (1) Within three years of the effective date of this Franchise Agreement, the Franchisee shall make available, at a cost to the City of no more than one dollar ($1.00) per year, an optical fiber communications system with a minimum transmission capacity of 2.4 gigabits per second which shall link governmental and educational facilities in Alexandria and which shall be for use by governmental and educational users (the "Institutional Network" or "Network"). This Institutional Network and its communications capacity shall be in addition to the engineered capacity required by Section 5(a)(1).

              (2) The Institutional Network shall be designed, operated and maintained by Franchisee to support both analog and





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digital transmissions as the City may require.  At a minimum, the Network shall be capable of supporting operation of an Ethernetlike data network having a transmission speed of at least 100 megabits per second, linking together all sites on the Network. In addition to this data transmission facility, which shall be available for use on a full-time basis with a reliability of at least
99.998 percent, the Network shall be capable of supporting simultaneous upstream (to the headend) carriage of at least the following:

                 (A) Six standard 6-MHz upstream channels, or at the City's option 36-MHz of bandwidth, for the Alexandria Public Schools;

                 (B) Two standard 6-MHz upstream channels, or at the City's option 12-MHz of bandwidth, for the Northern Virginia Community College;

                 (C) One standard 6-MHz upstream channel, or at the City's option 6-MHz of bandwidth, for use by the City's library system;

                 (D) Two standard 6-MHz upstream channels, or at the City's option 12-MHz of bandwidth, from City Hall; and

                 (E) Two standard 6-MHz upstream channels, or at the City's option 12-MHz of bandwidth, from the Alexandria Courthouse and the Alexandria Public Safety Center. The minimum downstream capacity of the Network (outbound from the headend to all designated locations) shall be 20 standard 6-MHz television channels, or the equivalent bandwidth, in addition to the data capacity specified under this subsection 5(b)(2).

Additional upstream and downstream channel capacity, up to the transmission capacity limit specified in subsection 5(b)(1), shall be provided by the Franchisee upon request of the City within thirty days of the date of any such request. The Network shall include central office route switching capability that can be remotely controlled from any site on the Network and that can accommodate all upstream and downstream television channels on the Network.

                 (3) The Institutional Network shall be designed, operated and maintained so that any transmission on the Network may be simultaneously retransmitted on the downstream educational and governmental channels provided under Section 6 and any downstream public channel provided under Section 6(a)(6).

                 (4) Prior to beginning construction of the Network, the Franchisee shall submit full and complete engineering plans to the City, which
shall have sixty (60) days to review these plans.   If the City and the
Franchisee agree that the plans do not satisfy the terms of this Agreement, the Franchisee shall resubmit revised plans for a similar 60-day review.
Franchisee agrees to give good faith consideration to any comments and any recommendations for change which the City provides on the Network engineering plans. No construction of the Network shall commence until the City has had at least 60 days to review and comment upon the Network engineering plans.

                 (5) The Franchisee shall be responsible, at its sole cost and expense, for the construction, the activation at designated user sites, the operation and management, and the maintenance, repair and replacement of the Institutional Network, including all Network control and remotely-controlled route switching, as well as all radio frequency-to-optical, optical-toradio frequency, and similar conversions, and all equipment required for such control, switching and conversions, that is required within the Network. For purposes of this subsection, the term "replacement" shall mean the acquisition and installation of new equipment of similar or better quality and characteristics as the equipment that is no longer capable of performing the function for which it was acquired.

                 (6) The Franchisee shall, at its sole cost and expense, connect to the Institutional Network such schools, libraries, courts, City offices and agencies, and such other public, educational and governmental facilities as are designated in Appendix A ("Current Facilities), together with all schools, libraries, courts, and City offices and agencies as shall be designated by the City after the effective date of this Agreement ("Future Facilities"); provided, that, for any Future Facilities that are not designated by the City prior to the commencement of construction of the Network and that would require a line extension of more than 500 feet from the planned or existing Network, the Franchisee may require the City to pay up to half of the cost of constructing the portion of such necessary line extension that exceeds 500 feet.

                 (7) All Current and Future Facilities shall be connected to the Institutional Network with an industry standard connector at a location specified by the City inside the facility, and shall include a standard interface (such as DS1, DS3, STS-1 or 0C-3) consistent with the technology used by the Franchisee in the Network. Such connections, including the outside construction of drops, shall be performed by the Franchisee at its sole cost and expense, and shall be made within a reasonable time after a written request by the City.

                 (8) If the City wishes to use transmission capacity on the Institutional Network or the Cable System beyond its rights as specified in this Agreement, the charges for such use shall be freely negotiated on terms and conditions equal to or more favorable to the City than those offered to any other major user by the Franchisee.

                 (9) The City and the Franchisee agree that no costs associated with the construction, operation or maintenance of this Network or associated in any other way with this subsection 5(b) may be passed through to Subscribers in any form as part of the price they must pay for regulated Video Service or equipment, or itemized on Subscriber bills, and that no such costs constitute franchise fees or are subject to any limitations on franchise fees under applicable law.

         (c) System Upgrade and Institutional Network Schedule: No later than six (6) months following the effective date of this Franchise Agreement, the Franchisee shall complete a schedule for the construction of the upgrade of its current Cable System required by Section 5(a) and a schedule for the construction of the Institutional Network required by Section 5(b), which shall include an identification of the control, switching, conversion and similar equipment to be installed in the Institutional Network, and shall thereafter meet with the City to discuss each schedule. Following the commencement of construction of the System upgrade, every three (3) months until the upgraded System is completed, the Franchisee shall provide detailed written reports to the City on the Franchisee's progress in constructing the upgraded System and shall meet with the City to discuss such progress. Similarly, following the commencement of construction of the Institutional Network, every three (3) months until the Network is completed, the Franchisee shall provide detailed written reports to the City on the Franchisee's progress in constructing the Network and shall meet with the City to discuss such progress.

         (d) Full Cable Service to Certain Facilities: Upon the request of the City, the Franchisee shall install, at its sole cost and expense, one or more service outlets at, and shall provide the full complement of video programming subject to regulation (i.e., basic and any cable programming service tiers) free of charge to, each school and other educational facility, each facility occupied by a City office or agency, and each City-owned and City-leased residential structure within the Franchise Area as shall be designated by the City from time to time; provided, that the Franchisee's obligation to provide service outlets at City-owned and City-leased residential structures shall be limited to a total of 250 service outlets, which shall be allocated among such structures at the City's discretion.

        (e)     Technical Standards and Proof of Performance Tests:

                (1) The Cable System shall meet or exceed the technical standards set forth in 47 C.F.R. Section 76.601 and any other applicable technical standards required by federal or state law, including any such standards as may be amended or adopted by the City, in the Cable Ordinance, in a manner consistent with federal and state law.

               (2) The Franchisee shall use in the upgraded Cable System equipment generally used in high-quality, reliable, modern systems of similar design, including, but not limited to, back-up power supplies at all active locations and at the headend capable of providing power to the System for a minimum of three (3) hours in the event of an electrical outage, and modulators, antennae, amplifiers and other electronics that permit and are capable of passing through the signal received at the headend with minimal alteration or deterioration. This obligation shall include the obligation to install equipment to retransmit in stereo satellite and local broadcast signals provided in stereo. The obligation to provide backup power supplies requires the Franchisee to install equipment that will (i) cut in automatically on failure of commercial utility AC power, (ii) revert automatically to commercial power when it is restored, and (iii) prevent the standby power source from powering a "dead" utility line.

               (3) The Franchisee shall not design, install or operate its upgraded Cable System in a manner that will interfere with the signals of any broadcast station, the facilities of any public utility, the cable system of another franchisee, or individual or master antennae used for receiving television or other broadcast signals.

             (4) The Franchisee shall conduct proof of performance tests, in the manner and with the frequency required by the FCC (but in no event less frequently than once a year), and shall provide to the City a written report
showing the results of such tests.   If the tests reveal that the Franchisee is
not in compliance with any applicable requirement, the Franchisee shall immediately take whatever steps are necessary to achieve compliance. No later than ten days following completion of the tests which reveal non-compliance, the Franchisee shall conduct additional proof of performance tests to determine whether it has corrected its non-compliance; provided, that the City may extend this ten-day requirement as it deems necessary.

       (f)   Provision of Broad Categories of Programming:

             (1) In addition to the service requirements in this Franchise Agreement, the Franchisee agrees to provide programming responsive to the programming needs and interests of Subscribers in the City. To this end, the Franchisee shall conduct an annual survey of Subscribers for the purpose of ascertaining those needs and interests, which survey shall be in addition to any survey required by the Cable Ordinance. Both a copy of, and the results of, the survey required by this paragraph shall be provided to the City and shall be made available for public inspection.

             (2) The Franchisee shall provide a basic cable service option which permits persons on fixed or limited incomes to purchase basic cable service without the need to purchase all Video Service provided by the Cable System.

            (3) The Franchisee agrees to provide a substantial amount of programming directed specifically to children and a substantial amount of programming providing coverage of national and world news.

            (4) The Franchisee agrees to provide a substantial amount of programming directed specifically to the needs of the deaf and hearing-impaired.

            (5) The parties expressly agree that the programming described in paragraphs (3) and (4) represents broad categories of video programming within the meaning of 47 U.S.C. Section 544(b)(2)(B).

       (g) Service to Multiple Dwelling Units: The Franchisee shall not offer to Subscribers who reside in multiple dwelling unit buildings Video Service at terms or prices that are less favorable than those offered to Subscribers who reside in single family homes; provided, that this subsection (g) shall not apply to Video Service provided pursuant to a lawful agreement between the Franchisee and the owner of the multiple dwelling unit building, so long as, at the time the agreement was entered, the owner's consent was required in order for the Franchisee to gain access to the building, or pursuant to a lawful agreement between the Franchisee and the body authorized to represent the residents of the building.

       (h) Programming Information: The Franchisee shall provide programming information in print, in electronic program guide format or in menu-driven format, either through its agents, by reliance on adequate schedules available through guides in the community or through other media, in its discretion, which programming information shall be sufficient to enable each Subscriber to locate and select programs made available to that Subscriber by the Franchisee.

       (i) Leased Access Channels: The Franchisee shall provide leased access channels as required by federal law.

6.   COMMUNITY, EDUCATIONAL AND GOVERNMENTAL USE OF SYSTEM.

       (a)  Access Channels:

            (1) The Franchisee shall make available to all Subscribers on the upgraded Cable System required under Section 5(a) of this Agreement at least four (4) standard 6-MHz video channels, or at the City's option 24-MHz of bandwidth, for educational and governmental access use, which channels shall be in addition to the Alexandria Community Channel or Channels provided pursuant to Section 6(b), any channels provided pursuant to Section 6(a)(6) (subject to the limitations set out in Section 6(a)(7)), and the channel or channels provided on the Institutional Network pursuant to Section 5(b). Unless otherwise specified by the City, two of these channels shall be for educational access programming and two shall be for governmental access programming. Until a Subscriber is connected to the upgraded System required by Section 5(a), the Franchisee shall make available to such Subscriber the Alexandria Community Channel and one (1) video channel each for educational and governmental use.

               (2) In addition to the channels for educational and governmental access programming specified in subsection (a)(1), the City may require the Franchisee to make available additional standard 6-MHz equivalent video channels, up to a maximum of four (4) total additional channels, for educational or governmental access programming, whenever any channel set aside for such programming, on average over a consecutive 10-week period, meets the following conditions:

                     (A) the channel shows at least 28 hours per week during prime time of first-run programming or programming that has been shown once previously in the City, or both; and

                     (B) the channel shows at least 50 hours per week of programming of any kind.

               (3) As used in this subsection (a), "prime time" shall mean 6 p.m. to 11 p.m. for all channels provided pursuant to subsection (a)(1) or subsection (a)(6), except governmental access channels for which "prime time" shall mean 7 p.m. to 12 p.m.

               (4) The Franchisee shall make any additional channel required by the City under subsection (a)(2) or subsection (a)(6) available within six
(6) months of the city's determination to require it.

               (5) All access channels required by subsections (a)(1), (a)(2) and (a)(6), and all Alexandria Community Channels provided pursuant to Section
(6)(b), shall be provided as part of the Franchisee's basic cable service, as that term is defined in 47 U.S.C. Section 522, unless the City determines otherwise.

             (6) If, at any time during the franchise term, the City determines, in its sole discretion, that community needs and interests require one or more channels to be set aside for access and use by the general public, including groups and individuals, on a non-discriminatory basis and without editorial control by the Franchisee, the City may require the Franchisee to set aside one standard 6-MHz equivalent video channel for such access and use. The City may require the Franchisee to make available an additional standard 6-MHz equivalent video channel for public access and use whenever the initial public access channel made available under this subsection (a)(6) meets the conditions identified in subsections (a)(2)(A) and (a)(2)(B).

             (7) Notwithstanding the provisions of subsection (a)(6), at no time shall the Franchisee be required to make available more than eight educational, governmental or public access channels on the Cable System.

       (b)   Local Origination Programming:

             (1) During the Franchise term, the Franchisee shall provide thirty (30) or more hours per week of Local Origination Programming on the Alexandria Community Channel, at least ten (10) hours of which (subject to the phase-in schedule in subsection 6(b)(2)) shall consist of Local Origination Programming that has been produced by the Franchisee, is intended for use in the City and is of specific local interest to residents of the City, and has not previously been transmitted on the Cable System ("First-Run LO Programming").

               (2) The Franchisee may phase in its provision of the ten (10) hours of First-Run LO Programming specified in subsection (b)(1) in the following manner:

                    (A) During the first year after the effective date of this Agreement, an average of at least three (3) hours of First-Run LO Programming must be provided each week;

                    (B) During the second year after the effective date of this Agreement, at least six (6) hours of First-Run LO Programming must be provided each week; and

                    (C) In the third year after the effective date of this Agreement and thereafter, at least ten (10) hours of First-Run LO Programming must be provided each week.

               (3) In any week during which a local, state or national election is conducted in Alexandria, the Franchisee shall provide, as part of the required ten (10) hours of First-Run LO Programming, live coverage of the City's election returns.

               (4) All programming provided pursuant to this subsection (b) shall be of a quality at least equivalent to the Local Origination Programming produced on the Cable System during 1993. The Franchisee shall engage sufficient personnel and shall maintain sufficient equipment to comply with the programming requirement of this section or, if greater, with the public demand for Local Origination Programming services.

               (5) The Franchisee shall make the schedule of Local Origination Programming available to all Subscribers and to appropriate news sources, in the same manner as it does all other programming on the System.

       (c)  Capital Grants for Access Equipment and Facilities:

            (1) The Franchisee shall provide a capital fund to the City of $1,000,000 to be used by the City, in its sole discretion, for access equipment (including, but not limited studio and portable production equipment, editing equipment and program playback equipment), for the renovation of facilities used in or related to access programming, and/or for use of the Institutional Network (including, but not limited to, computers and other Network terminal equipment). The Franchisee shall, at the City's request, provide the City with amounts from this fund in cash or expend such amounts to purchase equipment on the City's behalf, and the entire amount of this fund shall be available for the City's use within thirty (30) days of the effective date of this Agreement.

            (2) For each year of the franchise term, beginning with the fourth year, the Franchisee shall pay a capital grant to the City, in addition to the amount specified in subsection (c)(1), that may be used, in the City's sole discretion, for some or all of the purposes described in subsection
(c)(1). Said grant shall be $500,000 adjusted annually for any inflation occurring between the effective date of this Agreement and the start of the year in which the payment is due; provided, that such payment shall, in no event, (i) be less than two percent (2%) of the Franchisee's Gross Revenues in the fiscal year immediately prior to the year in which the payment is due, or
(ii) more than three percent (3%) of such Gross Revenues. The annual inflation adjustments required by this subsection (c)(2) shall be based upon the Gross National Product Fixed Weight Price Index ("GNP-PI"). Payment of such grant shall be made in two equal installments for each year in which it is due, the first of which shall be within 30 days of the beginning of that year, and the second of which shall be six months thereafter.

               (3) Beginning in the tenth year of this Agreement, the Franchisee shall expend, at the City's request, up to the sum of $500,000 adjusted annually for any inflation occurring between the effective date of this Agreement and the end of the ninth (9th) year of this Agreement to upgrade the Institutional Network, including, but not limited to, all Network control and remotely-controlled route switching, as well as all radio-frequency-to-optical and optical-to-radio frequency conversions, and all equipment required for such control and switching within the Network, provided that the City contributes a matching amount. Such fund shall be in addition to the amounts specified in subsections (c)(1) and (c)(2). The annual inflation adjustments required by this subsection (c)(3) shall be based upon the GNP-PI.

               (4) The City and the Franchisee agree that, if the Franchisee elects at any time to pass through to Subscribers any of the cost of the capital fund, of the capital grants and/or of the matching fund addressed in this subsection (c), (i) the amount of any such pass-through shall be governed by the applicable provisions of law, including FCC regulations, if any, the time of the desired pass-through, (ii) any such pass-through shall not be itemized on Subscriber bills, and (iii) the City shall not, as part of any FCC rule-making proceeding, oppose the inclusion of such costs as externals under FCC regulations.

       (d) Equipment Repairs and Replacement: Throughout the Franchise term, the Franchisee shall provide for the timely repair and replacement, as that term is defined in Section 5(b)(5), of all equipment (including, but not limited to, studio and portable production equipment, editing equipment, program playback equipment, and switching and multiplexing equipment) acquired using the capital fund specified in Section 6(c)(1), except equipment installed or used in a Current or Future Facility following, or "downstream" from, any switching and multiplexing equipment used in the Institutional Network. The Franchisee shall, no later than thirty (30) days after the effective date of this Agreement, enter into an agreement with the City to provide for the repair and replacement of such equipment. The agreement shall, at a minimum, provide, with respect to the equipment subject to this subsection (d), for capital support for the following:

            (1)   Prompt repair or replacement of non-serviceable equipment;

            (2) Prompt replacement of irreparable equipment with equipment of similar quality and capabilities;

            (3) Insurance to cover equipment damage, breakage, theft or loss of equipment; and

             (4) An annual review by the Franchisee and the City, no later than the end of the second quarter of the Franchisee's fiscal year, of projected equipment replacement needs.

       (e) Access and Program Support: The Franchisee shall make available sufficient staff to provide training to members of the City staff in the use of production equipment and assistance in the production of programming on the educational and governmental access channels made available pursuant to Section 6(a), to provide training to members of the public in the use of production equipment and assistance in the production of programming on the Alexandria Community Channel, to provide community education and outreach, to maintain all equipment used in the production of programming on the educational and governmental channels, to provide for the check-in and check-out of such equipment, to schedule the use of the Franchisee's facilities by persons other than employees of the Franchisee producing Local Origination Programming, and to perform related matters, up to a maximum staff requirement of one full-time equivalent staff person. In addition, each calendar year the Franchise shall produce up to six (6) thirty-minute programs for the City, at the City's
request.   In the event the City requires the provision of one or more public access channels pursuant to Section 6(a)(6), the provisions of this subsection
(e) shall extend to members of the public and shall apply to such channels.

       (f) Return Feed From Facilities: The Franchisee shall provide all necessary technical equipment and support to provide a high-quality return feed of cable signals from all Current and

Future Facilities to the Cable System headend and a feed of all downstream channels made available pursuant to Section 6(a) to such facilities. The return feed shall be constructed and activated during the System upgrade required by Section 5(a), and shall permit signals to be switched to any of the downstream channels made available pursuant to Section 6(a).

       (g) Management of Channels: The City may designate one (1) or more entities, including a non-profit access management corporation, to manage the use of all or part of the Institutional Network and the educational and governmental access channels provided under Section 6(a) of this Agreement, including any channels required to be set aside pursuant to Section 6(a)(6).

       (h) Governmental Programming Services: The Franchisee shall, at its sole cost and expense, and at the City's request, provide at least the following services to be distributed on the Governmental access channel; provided that, absent a substantial need, the City may require the Franchisee to provide live coverage of only one of the following events at a time and will, upon the Franchisee's request, identify which such event shall be covered in case of a conflict:

       (1) Live coverage of all City Council meetings (including Council work sessions conducted at City Hall) and all Council public hearings, including closed captioning for up to four (4) such meetings or hearings a year as specified by the City;

            (2) Live coverage of all Planning Commission and Board of Zoning Appeals public hearings conducted at City Hall;

            (3)   Live coverage of the T.C. Williams High School graduation;
and

            (4) Live coverage of all School Board meetings and public hearings.

       (i) Educational Programming Feed: The Franchisee shall make available on both the Subscriber network and the Institutional Network, at the City's request, one educational training and programming feed that is reasonably accessible from any domestic satellite using Ku-band, plus one other educational training and programming feed that shall be designated by the City from time to time and shall be reasonably accessible from any domestic satellite using C-band.

7.     FRANCHISE FEE.

       Each year during the Franchise term, as compensation for use of Public Rights-of-Way, the Franchisee shall pay to the City, on a quarterly basis, a Franchise fee in an amount not less than, nor more than, three (3) percent of the Franchisee's Gross Revenues; provided, that, in the event the City grants a franchise authorizing another franchisee to utilize the Public Rights-of-Way for purposes of constructing, operating and maintaining a Cable System, the Franchisee shall not be required to pay a franchise fee on the portion of its Gross Revenues attributable to its provision of Other Service, unless such other franchisee is required to pay a franchise fee on said portion of its Gross Revenues, in which case the fee payable by the

Franchisee, as a percentage of said portion of its Gross Revenues, shall not exceed the percentage payable by the other franchisee on the same portion of its Gross Revenues. Each quarterly payment under this section shall be made by the Franchisee within 30 days of the final day of the quarter to which it relates, and shall be accompanied by a statement, certified by the Franchisee's chief financial officer, that the figure reported by Franchisee as its Gross Revenues for the quarter is true and correct. The City shall have the right, upon twenty-four hours written notice, to inspect, during normal business hours and at such location as the City may designate, all books, receipts, financial statements, contracts and like materials which may be relevant to the computation of any Franchise fee payment made under this Agreement.

8.     LIQUIDATED DAMAGES.

       Because the Franchisee's failure to comply with provisions of the Franchise and this Franchise Agreement will result in injury to the City, and because it will be difficult to estimate the extent of such injury, the City and the Franchisee agree to the following liquidated damages for the following violations of the Franchise and of this Agreement, which represent both parties' best estimate of the damages resulting from the specified violation. To maintain that estimate, the parties agree that the liquidated damage amounts are in 1994 dollars and shall be increased each year by the increase in the GNP-PI.

        (a)   For failure to submit plans indicating expected dates of
installation of various parts of the System:   $100/day for each violation for
each day the violation continues;

        (b) For failure to commence operations in accordance with the requirements of the Franchise or this Agreement: $500/day for each violation for each day the violation continues;

        (c)   For failure to substantially complete construction in accordance
with the Franchise or this Agreement:   $500/day for each violation for each
day the violation continues;

        (d) For transferring the Franchise without approval: $500/day for each violation for each day the violation continues;

        (e) For failure to comply with requirements for public, educational and governmental use of the System, as specified in the Franchise or this
Agreement:  $500/day for each violation for each day the violation continues;

        (f) For failure to supply data required by the City in connection with installation, construction, Subscribers, finances, financial reports or rate review, as required by the Franchise or this Agreement: $100/day for each violation for each day the violation continues;

        (g)   For violation of customer service standards, as contained in the
Franchise or this Agreement:   $100 per violation; and

        (h) For any other material violation of the Franchise or this Agreement for which actual damages may not be ascertainable: $100/day for each violation for each day the violation continues.

9.  MISCELLANEOUS PROVISIONS.

        (a) Governing Law: This Franchise Agreement shall be governed in all respects by the law of the State of Virginia.

        (b) Notices: Unless otherwise expressly stated herein, notices required under this Franchise Agreement shall be mailed first class, postage
prepaid, to the addressees below.   Each party may change its designee by
providing written notice to the other party, but each party may only designate one entity to receive notice.

             (1)   Notices to the Franchisee shall be mailed to:

                        Jones Intercable, Inc.
                        617 South Pickett Street
                        Alexandria, Virginia 22304

                   with a copy to:

                        Jones Intercable, Inc.
                        9697 East Mineral Avenue
                        Post Box 3309
                        Denver, Colorado 80155
                        Attention:  Legal Department

             (2)   Notices to the City shall be mailed to:

                        City Manager
                        City of Alexandria
                        City Hall
                        301 King Street
                        Alexandria, Virginia 22314

                   with a copy to:

                        City Attorney
                        City of Alexandria
                        City Hall
                        301 King Street
                        Alexandria, Virginia 22314

        (c)   Time of Essence; Maintenance of Records of Essence:   In
determining whether the Franchisee has substantially complied with this Franchise Agreement, the parties agree that time is of the essence with respect to the performance of Franchisee's obligations under Sections 2(n), 5(a), 5(b), 5(c), 6(b), 6(c), 6(f), 6(h) and 7 of the Agreement. As a result, the Franchisee's failure to complete performance of any of the obligations imposed by such sections within the time specified shall constitute a material breach of this Agreement.

       (d) Captions: The captions and headings of this Agreement are for convenience and reference purposes only, and shall not affect in any way the meaning and interpretation of any provisions of this Agreement.

       (e) Other Telecommunications Services: The Franchisee shall be given the opportunity to participate in any bidding process conducted by the City for
Other Service.   At least ten (10) calendar days before awarding any contract for such services on a sole source basis, the City shall provide the Franchisee with a written notice of the City's intent to award the contract and shall provide the Franchisee with at least five (5) calendar days to comment on the contract.

       (f) Consultants' Fees and Costs: Notwithstanding any provision in the Cable Ordinance to the contrary, the fees and costs incurred by the City in retaining consultant services in conjunction with matters affecting the Franchisee, as authorized by the Ordinance, shall be shared equally by the City and the Franchisee; provided, that the Franchisee's obligation for such fees and costs shall not exceed $200,000 over the term of this Agreement.





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


        (g) Proprietary Records: Notwithstanding any provision in the Cable Ordinance to the contrary, with respect to documents and other tangible materials which contain information claimed by the Franchisee, and confirmed by the City, to be proprietary, and to which the City has a right of access under the Ordinance, any copy of such documents or materials that is requested by the City shall be placed with a third party mutually agreeable to the Franchisee and the City, and, with respect to any such copy, said third party shall provide access to it to the City, but shall not re-copy it for any Person, including the City, without the consent of the Franchisee and shall not make it available to any Person other than the City without the consent of the Franchisee.

        (h) Transfer of Franchise: Notwithstanding any provision in the Cable Ordinance to the contrary, the term "Transfer," as used in the Ordinance and as applied to the Franchisee and its Cable System, shall, for so long as the Franchisee is under the control of Jones Intercable, Inc., mean a transaction in which any of the following occur:

                (1) control of the a Franchisee or control of Jones Intercable, Inc., which as of the effective date of this Agreement wholly owns and controls the Franchisee, is transferred from one Person or group of Persons acting in concert to another Person or another group of Persons acting in concert;

                (2) any of the rights and/or obligations of the Franchisee under the Franchise and/or under this Agreement are assigned or otherwise transferred, whether directly or indi-





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
rectly; provided, that the mortgage or pledge of this Franchise or the Cable System shall not be deemed a "Transfer"; or

         (3) one or more general partners, with management responsibilities, are removed from or added to the Franchisee. "Control," for purposes of this definition, shall mean the legal or practical ability to exert actual working control over the affairs of the Franchisee, whether directly or indirectly and whether by contractual agreement, by majority or lesser ownership interest or by any other means.

AGREED TO THIS 18TH DAY OF JUNE, 1994.



                                       CITY OF ALEXANDRIA, a municipal
                                       corporation of Virginia




                                       By: /s/ VOLA LAWSON
                                           City Manager


ATTEST:



/s/ BEVERLY I. JETT
City Clerk


APPROVED AS TO FORM:


/s/ CITY ATTORNEY
City Attorney


                                       JONES INTERCABLE OF ALEXANDRIA, INC.,
                                       a Colorado corporation


                                       By: /s/ JAMES B. O'BRIEN
                                           President


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